Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser 770-951-6101 eric.slusser@gentiva.com
or	Brandon Ballew
770-221-6700 brandon.ballew@gentiva.com

Media Contact:
Scott Cianciulli Brainerd Communicators 212-986-6667 cianciulli@braincomm.com

Gentiva® Health Services Reports Second Quarter 2010 Results

ATLANTA, GA, July 29, 2010 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of home health and hospice services, today reported second quarter 2010 results.

Highlights for the three and six months ended July 4, 2010 as presented in this press release reflect results from continuing operations. Discontinued operations represent results of Gentiva’s respiratory therapy and home medical equipment and infusion therapy businesses which were sold on February 1, 2010.

Second quarter 2010 highlights include:

•

Total net revenues of $297.1 million, an increase of 4% compared to $284.8 million for the quarter ended June 29, 2009. Net revenues included home health episodic revenues of $228.7 million, up 7% compared to $213.3 million in the comparable 2009 period, and hospice revenues of $20.9 million, up approximately 14% from $18.3 million in the 2009 second quarter.

•

Income from continuing operations of $20.2 million, or $0.66 per diluted share which included net restructuring, legal settlement and merger and acquisition costs of $2.5 million or $0.08 per diluted share. Income from continuing operations in the second quarter of 2009 was $17.4 million or $0.59 per diluted share and included restructuring and merger and acquisition costs of $0.6 million or $0.02 per diluted share.

•

Adjusted income from continuing operations of $22.7 million, up 27% compared with the prior year period. On a diluted per share basis, adjusted income from continuing operations was $0.74 in the 2010 second quarter compared with $0.61 in the corresponding period of 2009. Adjusted income from continuing operations excluded the net charges described above as well as the impact of any losses on sales of assets.

•

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) attributable to continuing operations increased 23% to $43.2 million in the second quarter of 2010 as compared to $35.0 million in the second quarter of 2009. Adjusted EBITDA as a percentage of net revenues improved to 14.5% in the second quarter of 2010 versus 12.3% in the prior-year period. Adjusted EBITDA excluded net charges relating to restructuring, legal settlements and merger and acquisition activities.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

“Gentiva had a good second quarter that featured continued strong growth in Hospice, improved operating margins and solid execution as we managed through somewhat softer Home Health episodic volumes,” said Gentiva CEO Tony Strange. “The performance gives us confidence in our earnings projections for the year, and, along with our growing cash position and strong balance sheet, puts us in excellent position to build the business as we prepare to close the Odyssey transaction during the third quarter.”

Highlights for the six months ended July 4, 2010 include:

•

Total net revenues of $594.2 million, an increase of approximately 6% compared to $561.2 million for the prior year period. Net revenues included home health episodic revenues of $457.2 million, up 10% compared to $415.5 million in the comparable 2009 period, and hospice revenues of $40.5 million, up approximately 13% from $35.9 million in the prior year period.

•

Income from continuing operations of $30.5 million, or $1.00 per diluted share, which included net charges of $13.7 million or $0.29 per diluted share relating to the impact of settlements of two open legal matters and charges associated with restructuring and merger and acquisition activities of $4.3 million or $0.08 per diluted share. Income from continuing operations in the comparable 2009 period was $35.5 million or $1.20 per diluted share and included (i) a non-recurring pre-tax net gain of $5.7 million or $0.19 per diluted share resulting from the sale of certain branch offices that specialized primarily in pediatric home health care services and (ii) restructuring and merger and acquisition costs of $1.5 million or $0.03 per diluted share.

•

Adjusted income from continuing operations of $42.0 million, up 36% compared with the prior year period. On a diluted per share basis, adjusted income from continuing operations was $1.37 compared with $1.04 in the corresponding period of 2009.

•

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) attributable to continuing operations increased approximately 28% to $80.4 million as compared to $63.0 million in the 2009 period. Adjusted EBITDA excludes the aforementioned charges.

Results of discontinued operations in the second quarter of 2010 included a net loss of $1.3 million or $0.04 per diluted share as compared to a net loss of $0.3 million or $0.01 per diluted share in the second quarter of 2009. For the first six months of 2010, discontinued operations reflected a net loss of $2.3 million or $0.08 per diluted share compared to a net loss of $0.4 million or $0.01 per diluted share in the corresponding period of 2009.

For the second quarter of 2010, the Company reported net income of $18.9 million or $0.62 per diluted share compared to $17.1 million or $0.59 per diluted share in the second quarter of 2009. For the first six months of 2010, net income was $28.2 million or $0.92 per diluted share versus net income of $35.1 million or $1.19 per diluted share for the first six months of 2009. These results included charges for restructuring, legal settlements and merger and acquisition activities and gains or losses on sales of assets as discussed above as well as the results from discontinued operations.

At July 4, 2010, the Company reported cash and cash equivalents of $191.1 million and outstanding debt under its credit agreement of $232.0 million.

Full-Year 2010 Outlook

As reported on July 20, 2010, Gentiva’s outlook for 2010 reflects revenue between $1.20 billion to $1.23 billion and adjusted income from continuing operations of $2.67 to $2.75 on a diluted per share basis. The outlook for adjusted income from continuing operations excludes the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of pending and future acquisitions.

Gentiva expects to further revise its full year 2010 outlook after the consummation of the Odyssey HealthCare, Inc. acquisition, which was announced on May 24, 2010 and is expected to close during the 2010 third quarter.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Webcast Details

The Company will comment further on its second quarter 2010 results during its conference call and live webcast to be held Thursday, July 29, 2010 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 86731520. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on July 30 and will remain available continuously through August 6. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 86731520. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of home health and hospice services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	2nd Quarter		Six Months
	2010	2009	2010	2009
Statements of Income
Net revenues	$297,099	$284,838	$594,230	$561,202
Cost of services sold	135,249	134,144	275,839	268,025

Gross profit	161,850	150,694	318,391	293,177
Selling, general and administrative expenses	(125,535)	(120,529)	(264,771)	(240,033)
Gain (loss) on sale of assets, net	—	(85)	103	5,747
Interest income	650	817	1,314	1,618
Interest expense and other	(1,766)	(2,688)	(3,514)	(5,880)

Income from continuing operations before income taxes and equity in net earnings from affiliate	35,199	28,209	51,523	54,629
Income tax expense	(15,415)	(11,104)	(21,757)	(19,634)
Equity in net earnings of affiliate	439	263	763	541

Income from continuing operations	20,223	17,368	30,529	35,536
Discontinued operations, net of tax	(1,304)	(273)	(2,285)	(419)

Net income	$18,919	$17,095	$28,244	$35,117

Earnings per Share
Basic earnings per share:
Income from continuing operations	$0.68	$0.60	$1.03	$1.22
Discontinued operations, net of tax	(0.04)	(0.01)	(0.08)	(0.01)

Net income	$0.64	$0.59	$0.95	$1.21

Weighted average shares outstanding	29,770	28,959	29,715	28,952

Diluted earnings per share:
Income from continuing operations	$0.66	$0.59	$1.00	$1.20
Discontinued operations, net of tax	(0.04)	(0.01)	(0.08)	(0.01)

Net income	$0.62	$0.58	$0.92	$1.19

Weighted average shares outstanding	30,618	29,396	30,568	29,606

	July 4, 2010	Jan 3, 2010
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$191,066	$152,410
Accounts receivable, net (A)	168,541	182,192
Deferred tax assets	14,300	17,205
Prepaid expenses and other current assets	25,358	13,904
Current assets held for sale	—	2,549

Total current assets	399,265	368,260

Note receivable from affiliate	25,000	25,000
Investment in affiliate	25,100	24,336
Fixed assets, net	65,258	65,913
Intangible assets, net	253,085	251,793
Goodwill	304,080	299,534
Non-current assets held for sale	—	8,689
Other assets	26,943	24,410

Total assets	$1,098,731	$1,067,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$5,967	$8,982
Payroll and related taxes	24,701	23,463
Deferred revenue	40,149	36,359
Medicare liabilities	16,145	7,525
Obligations under insurance programs	44,037	41,636
Other accrued expenses	35,465	47,045
Current portion of long-term debt	—	5,000

Total current liabilities	166,464	170,010

Long-term debt	232,000	232,000
Deferred tax liabilities, net	71,895	73,259
Other liabilities	23,602	21,503
Shareholders’ equity	604,770	571,163

Total liabilities and shareholders’ equity	$1,098,731	$1,067,935

Common shares outstanding	29,754	29,480

(A)	Accounts receivable, net included an allowance for doubtful accounts of $10.4 million and $9.3 million at July 4, 2010 and January 3, 2010, respectively. Accounts receivable, net included $2.0 million at July 4, 2010 and $10.2 million at January 3, 2010 relating to discontinued operations; such receivables were retained by the Company following the disposition of the respiratory therapy and home medical equipment and infusion therapy businesses in February 2010.

(in 000’s)
	Six Months
	2010	2009
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$28,244	$35,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,807	11,145
Amortization of debt issuance costs	614	681
Provision for doubtful accounts	4,903	4,045
Equity-based compensation expense	3,191	3,466
Windfall tax benefits associated with equity-based compensation	(711)	(585)
Realized loss on auction rate securities	—	1,000
Gain on sale of assets, net	(169)	(5,747)
Equity in net earnings of affiliate	(763)	(541)
Deferred income tax expense	1,542	1,458
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	8,748	(1,082)
Prepaid expenses and other current assets	(9,158)	(1,602)
Current liabilities	2,193	1,836
Other, net	538	271

Net cash provided by operating activities	47,979	49,462

INVESTING ACTIVITIES:
Purchase of fixed assets	(5,613)	(12,403)
Proceeds from sale of assets and businesses	8,796	5,619
Acquisition of businesses	(8,500)	(2,200)
Sale of short-term investments available-for-sale	—	2,550

Net cash used in investing activities	(5,317)	(6,434)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,612	5,910
Windfall tax benefits associated with equity-based compensation	711	585
Debt repayments	(5,000)	(14,000)
Repurchases of common stock	(4,985)	(4,813)
Repayment of capital lease obligations	(344)	(441)

Net cash used in financing activities	(4,006)	(12,759)

Net change in cash and cash equivalents	38,656	30,269
Cash and cash equivalents at beginning of period	152,410	69,201

Cash and cash equivalents at end of period	$191,066	$99,470

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$3,219	$5,172
Income taxes paid	$25,054	$15,831

(in 000’s)
	2nd Quarter		Six Months
	2010	2009	2010	2009
Supplemental Information

Segment Information (1)
Net revenues
Home Health	$276,231	$266,587	$553,704	$525,341
Hospice	20,868	18,251	40,526	35,861

Total net revenues	$297,099	$284,838	$594,230	$561,202

Operating contribution (4)
Home Health	$60,924	$51,608	$105,616	$97,321
Hospice	4,084	2,723	7,622	4,704

Total operating contribution	65,008	54,331	113,238	102,025
Corporate administrative expenses	(24,264)	(19,943)	(50,811)	(40,578)
Gain (loss) on sale of assets, net	—	(85)	103	5,747
Depreciation and amortization	(4,429)	(4,223)	(8,807)	(8,303)
Interest expense and other, net (5)	(1,116)	(1,871)	(2,200)	(4,262)

Income from continuing operations before income taxes and equity in net earnings from affiliate	$35,199	$28,209	$51,523	$54,629

	2nd Quarter		Six Months
	2010	2009	2010	2009
Net Revenues by Major Payer Source:
Medicare
Home Health	$207,376	$194,140	$415,052	$380,210
Hospice	19,396	16,714	37,593	33,016

Total Medicare	226,772	210,854	452,645	413,226
Medicaid and local government	18,648	23,328	37,949	49,832
Commercial insurance and other:
Paid at episodic rates	21,303	19,164	42,176	35,294
Other	30,376	31,492	61,460	62,850

Total commercial insurance and other	51,679	50,656	103,636	98,144

Total net revenues	$297,099	$284,838	$594,230	$561,202

A reconciliation of Adjusted EBITDA to Net income follows:
	2nd Quarter		Six Months
	2010	2009	2010	2009
Adjusted EBITDA (2)	$43,220	$34,997	$80,394	$62,951
Gain (loss) on sale of assets, net	—	(85)	103	5,747
Restructuring, legal settlement and merger and acquisition costs (4)	(2,476)	(609)	(17,967)	(1,504)

EBITDA	40,744	34,303	62,530	67,194
Depreciation and amortization	(4,429)	(4,223)	(8,807)	(8,303)
Interest expense and other, net (5)	(1,116)	(1,871)	(2,200)	(4,262)

Income from continuing operations before income taxes and equity in net earnings from affiliate	35,199	28,209	51,523	54,629
Income tax expense (6)	(15,415)	(11,104)	(21,757)	(19,634)
Equity in net earnings of affiliate	439	263	763	541

Income from continuing operations	20,223	17,368	30,529	35,536
Discontinued operations, net of tax (3)	(1,304)	(273)	(2,285)	(419)

Net income	$18,919	$17,095	$28,244	$35,117

A reconciliation of Adjusted income from continuing operations to Income from continuing operations follows:
	2nd Quarter		Six Months
	2010	2009	2010	2009
Adjusted income from continuing operations	$22,666	$17,822	$41,968	$30,752
Gain (loss) on sale of assets, net	—	(85)	103	5,747
Restructuring, legal settlement and merger and acquisition costs	(2,476)	(609)	(17,967)	(1,504)
Tax impact of items excluded from income from continuing operations	33	240	6,425	541

Income from continuing operations	$20,223	$17,368	$30,529	$35,536

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and merger and acquisition activities and gain (loss) on sales of assets, net. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations is defined as income from continuing operations, excluding charges relating to restructuring, legal settlements and merger and acquisition activities and gain (loss) on sales of assets, net of taxes.

3)	On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement. Total consideration relating to the sale was approximately $16.4 million, consisting of (i) approximately $8.5 million of cash proceeds paid to the Company on the closing date, (ii) approximately $2.5 million of payments by the buyer associated with operating and capital lease obligations of the HME and IV businesses and (iii) approximately $5.4 million of cash in two escrow funds which will be released to the Company following the one year anniversary date of closing based on the achievement of certain post-closing cash collection targets and the resolution of certain post-closing liabilities. In connection with the transaction, the Company retained net accounts receivable of approximately $10 million and liabilities of approximately $3 million associated with the HME and IV businesses.

The financial results of these two operating segments are reported as discontinued operations in the accompanying condensed consolidated financial statements. HME and IV net revenues, operating results and the gain on sale of business for the periods presented were as follows (dollars in thousands):

	2nd Quarter		Six Months
	2010	2009	2010	2009
Net revenues	$—	$13,265	$3,956	$25,818

Loss before income taxes	$(2,171)	$(423)	$(5,498)	$(649)
Gain on sale of business	—	—	66	—
Income tax benefit	867	150	3,147	230

Discontinued operations, net of tax	$(1,304)	$(273)	$(2,285)	$(419)

The condensed balance sheet as of January 3, 2010 reflects the classification of certain assets of these businesses as held for sale and presents the debt repayment required for lenders approval of the transaction as a current liability.

Capital expenditures related to discontinued operations amounted to $0.3 million for the first six months of 2010 and $1.4 million and $2.7 million for the second quarter and first six months of 2009, respectively. Depreciation and amortization expense relating to discontinued operations amounted to $1.4 million and $2.8 million for the second quarter and first six months of 2009, respectively. There was no depreciation and amortization expense for the 2010 periods as the assets were treated as held for sale as of January 3, 2010.

4)	Operating contribution and EBITDA for the second quarter and first six months of 2010, included charges relating to restructuring, legal settlements and merger and acquisition activities of $2.5 million and $18.0 million, respectively, and $0.6 million and $1.5 million, respectively, for the corresponding periods in 2009.

For the second quarter of 2010, the Company recorded (i) a net reduction in charges related to legal settlements of $1.4 million which included a reduction of $1.8 million associated with the reclassification of the tax impact of the settlement charges recorded in the first quarter of 2010 and incremental legal fees of approximately $0.4 million, both relating to the settlement of the three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) restructuring costs of $1.9 million and (iii) merger and acquisition costs of $2.0 million, primarily relating to the pending acquisition of Odyssey HealthCare, Inc.

The charges for the six months of 2010 included (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods, (iii) restructuring costs of $2.3 million and (iv) merger and acquisition costs of $2.0 million.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	2nd Quarter		Six Months
	2010	2009	2010	2009
Home Health	$—	$0.4	$9.5	$0.5
Hospice	0.1	—	0.1	—
Corporate administrative expenses	2.4	0.2	8.4	1.0

Total	$2.5	$0.6	$18.0	$1.5

5)	Interest expense and other, net for the second quarter and first six months of 2009 included realized losses on auction rate securities of approximately $0.6 million and $1.0 million, respectively.

6)	The Company’s effective tax rate relating to its continuing operations was 42.9% and 41.6% for the second quarter and first six months of 2010, respectively as compared to 39.4% and 35.9% for the second quarter and first six months of 2009.

During the second quarter of 2010, the Company reclassified the tax benefit associated with the CareCentrix legal settlement from income taxes to net legal settlement costs since the benefit is expected to be realized by and reimbursed to Gentiva from CareCentrix. Excluding the impact of the reclassification, the Company’s effective tax rate relating to its continuing operations would have been 39.9% and 39.5% for the second quarter and first six months of 2010, respectively.

During the first six months of 2009, the Company recorded a pre-tax gain, net of transaction costs, of $5.7 million relating to the sale of several branch offices that specialized in pediatric home health care services. There was no income tax expense relating to the gain on sale of assets in 2009 due to the utilization of a capital loss carryforward. Excluding the impact of the non-recurring gain, the Company’s effective tax rate relating to its continuing operations would have been 41.1% for the first six months of 2009.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to consummate the Odyssey acquisition and effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 3, 2010.

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